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              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                   EXHIBIT 11

                                                           Three Months Ended                 Six Months Ended
                                                               December 31                       December 31,
                                                      -----------------------------     -----------------------------
                                                          1996             1995             1996             1995
                                                      ------------     ------------     ------------     ------------
PRIMARY

Net income                                            $    434,400     $    189,900     $    951,600     $    557,300

Less preferred stock dividends                                 -                -                -            (62,000)
                                                      ------------     ------------     ------------     ------------

Income applicable to common shares                    $    434,400     $    189,900     $    951,600     $    495,300
                                                      ============     ============     ============     ============

Weighted average number of
    common shares outstanding                           14,167,808       14,155,393       14,166,177       13,523,669

Add -common equivalent shares:
      Shares issuable upon exercise of
       options to purchase common stock                        -              9,804            1,183           10,285
                                                      ------------     ------------     ------------     ------------

      Weighted average number of common shares
       used in computation of primary earnings
       per common share                                 14,167,808       14,165,197       14,167,360       13,533,954
                                                      ============     ============     ============     ============

Primary earnings per common share                     $        .03     $        .01     $        .07     $        .04
                                                      ============     ============     ============     ============


FULLY DILUTED

Net income                                            $    434,400     $    189,900     $    951,600     $    557,300

Less preferred stock dividends                                 -                -                -            (62,000)
                                                      ------------     ------------     ------------     ------------

Income applicable to common shares                    $    434,400     $    189,900     $    951,600     $    495,300
                                                      ============     ============     ============     ============

Weighted average number of
    common shares outstanding                           14,167,808       14,155,393       14,166,177       13,523,669

Add -common equivalent shares:
      Shares issuable upon exercise of options to
       purchase common stock                                   -             10,184            1,183(1)        11,067
                                                      ------------     ------------     ------------     ------------

      Weighted average number of common shares
       used in computation of primary earnings
       per common share                                 14,167,808       14,165,577       14,167,360(1)    13,534,736
                                                      ============     ============     ============     ============

Fully diluted earnings per common share               $        .03     $        .01     $        .07     $        .04
                                                      ============     ============     ============     ============




(1) The result of the fully diluted earnings per share computation is anti-dilutive.





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